EXHIBIT 10(bm)


                              FIRST AMENDMENT TO

                      HALLMARK FINANCIAL SERVICES, INC.

                  1994 KEY EMPLOYEE LONG TERM INCENTIVE PLAN


      1. Introduction. Resolutions amending the Hallmark Financial Services, Inc. 1994 Key Employee Long Term Incentive Plan (the "1994 Employee Plan") were adopted by the Board of Directors on January 9, 1996, and approved at the Annual Meeting of Shareholders of Hallmark Financial Services, Inc. on May 21, 1996.

      2. Amendment. In accordance with Section 17 of the 1994 Employee Plan, Section 2 of the 1994 Employee Plan is hereby amended by substituting the number "1,500,000" for the number "500,000" in each place where the latter occurs.

      3.   Effect on Other Provisions.   Except as expressly amended  hereby,
 the 1994 Employee Plan shall remain in full force and effect as originally adopted.